EXHIBIT 12
                                  BellSouth Corporation
                        Computation Of Earnings To Fixed Charges
                                  (Dollars In Millions)





                                                         For the Nine Months
                                                         Ended September 30,
                                                                2000
1. Earnings

   (a) Income from continuing
       operations before
       deductions for taxes
       and interest                                          $ 5,820

   (b) Portion of rental expense
       representative of
       interest factor                                            83

   (c) Equity in losses from
       less-than-50%-owned
       investments (accounted
       for under the equity
       method of accounting)                                      88

   (d) Excess of earnings over
       distributions of less-
       than-50%-owned investments
      (accounted for under the
       equity method of accounting)                            (129)

         TOTAL                                               $ 5,862

2. Fixed Charges

   (a) Interest                                              $ 1,009

   (b) Portion of rental expense
       representative of interest
       factor                                                     83

        TOTAL                                                $ 1,092

   Ratio (1 divided by 2)                                       5.37